Exhibit 99.1

http://www.ball.com/	Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports First Quarter Results

Highlights

•

First quarter U.S. GAAP earnings per diluted share of 7 cents vs. 34 cents in 2019

•

First quarter comparable earnings per diluted share of 61 cents vs. 49 cents in 2019

•

Global beverage can volumes up 4 percent

•

Aerospace contracted backlog of $2.3 billion

•

Operations supplying essential beverage, food and pharmaceutical packaging and aerospace industries

•

Strong balance sheet and ample liquidity ensures continuous operations and growth capital investments

•

Positioned to grow diluted earnings per share and return value to shareholders in 2020 and beyond

BROOMFIELD, Colo., May 7, 2020 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, first quarter 2020 net earnings attributable to the corporation of $23 million (including net after-tax charges of $179 million, or 54 cents per diluted share for business consolidation, debt refinancing and other non-comparable costs) or 7 cents per diluted share, on sales of $2.8 billion, compared to $117 million net earnings attributable to the corporation, or 34 cents per diluted share (including net after-tax charges of $50 million, or 15 cents per diluted share for business consolidation, debt refinancing and other non-comparable costs), on sales of $2.8 billion in 2019.

Ball’s first quarter 2020 comparable net earnings were $202 million, or 61 cents per diluted share versus first quarter 2019 comparable net earnings of $167 million or 49 cents per diluted share.

First quarter results reflect the 2019 sale of the company’s Argentine steel aerosol business and Chinese beverage can assets, and new segment reporting for the company’s beverage packaging, EMEA business and other non-reportable results. References to volume data represent units shipped, and year-over-year global beverage volumes referenced exclude the impact of the 2019 sale of the Chinese beverage can assets. Details of comparable segment earnings, business consolidation activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

“First and foremost, we extend our gratitude to our front-line manufacturing teams, our supply chain and our customers for their dedication to working safely and maintaining a reliable supply of packaging, aerospace technologies and services to our customers and consumers. Ball is fortunate to have a strong balance sheet, ample liquidity, a “can-do” culture and a business model that has successfully weathered other turbulent economic times over our 140-year history. Our company is humbled by the resiliency with which we are able to execute our strategy, maintain employment across global economies and give back to the communities where we operate,” said John A. Hayes, chairman, president and chief executive officer.

“During the quarter, our company posted 24 percent comparable earnings per diluted share growth and 12 percent operating earnings growth across our corporation. Our global beverage business’ comparable operating earnings grew 5 percent despite meaningful volume declines in South America during the second half of March, our aluminum aerosol business grew operating earnings 5 percent, and our aerospace business earnings increased 33 percent. With customer and consumer demand for aluminum packaging solutions continuing to outpace existing supply in North America, and our aerospace business supporting critical missions for the U.S. government, our previously announced growth projects are largely on track to add much needed capacity throughout 2020 and beyond.”

“Our global business is resilient and, though certain regions may be impacted more significantly during the second quarter due to the socioeconomic dynamics associated with the pandemic, the long-term demand for our products continues to be strong and our strategy remains intact. We are focused on working safely, improving our operational excellence, amplifying the sustainability benefits of aluminum packaging, and executing on previously announced growth projects. Ball remains well positioned to grow diluted earnings per share, and deliver shareholder returns now and into the future.”

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for first quarter 2020 were $146 million on sales of $1.2 billion compared to $118 million on sales of $1.1 billion during the same period in 2019.

Four percent volume growth during the quarter, benefits from new contractual terms and improved operational performance led to strong performance, and were partially offset by employee costs related to continued hiring in preparation for new production lines starting up in the second half of 2020. Late in the quarter, a surge in at-home consumption led to tighter supply conditions and SKU rationalization with certain customers in order to align availability for consumers’ significant demand for soft drinks, sparkling water, spiked seltzers and beer. Higher demand for at-home consumption is anticipated to continue for the foreseeable future though the duration of lower demand for convenience store and on-premise channels as well as incremental costs related to the COVID-19 pandemic may dampen near-term price/mix.

Throughout 2020, continued benefits from new customer contracts, operational efficiency, strong demand for aluminum beverage packaging, and increased availability of cans from our new production lines in Georgia and Texas starting up in the second half are expected to add significantly to year-over-year results.

Beverage Packaging,  EMEA

Beverage packaging, EMEA, comparable segment operating earnings for the first quarter 2020 were $68 million on sales of $669 million compared to $74 million on sales of $684 million during the same period in 2019. Beginning this quarter, current and historical quarterly results for the company’s existing facilities in Cairo, Egypt, and Manisa, Turkey, have been consolidated into the segment.

Five percent segment volume growth was unable to fully offset euro earnings translation headwinds, higher freight and warehousing costs due to sales demand shifts by region and intermittent production line downtime late in the quarter. Demand was driven by packaging mix shift to cans for traditional and non-traditional beverages, strong growth for energy drinks and higher at-home consumption in the U.K., Europe and Russia offset lower demand in Turkey.

Projects for multiple beverage can line additions will be executed across the existing European plant network in 2020 and beyond to meet demand recovery, however, certain work has been delayed to the second half due to country-specific travel restrictions and employee safety considerations associated with our project engineering team. Demand and business conditions are expected to be challenging in the second quarter and the company currently expects earnings in this segment to be down mid-single digits as overall consumption – particularly in the immediate consumption channels –  remains subdued, while results for the second half are expected to reflect notable year-over-year improvement as new capacity ramps up, and the expectation that consumer demand improves.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for the first quarter 2020, were $63 million on sales of $405 million compared to $68 million on sales of $441 million during the same period in 2019.

Segment demand was up 1 percent in the quarter with solid demand in Chile, Argentina and Paraguay offset by meaningfully slower market conditions in Brazil during the second half of March. Foreign exchange headwinds and customer mix also impacted year-over-year results.

As we look forward, performance in the second quarter is expected to be significantly lower in Brazil due to regional government decisions to close small grocery stores and gas stations during the initial impact of the pandemic in April and lower overall consumer spending for beverages. Segment operations will continue to monitor trends and closely align production with customer demand in the near-term, and focus on operational and cost efficiencies until an anticipated market rebound in late 2020. As such, the two Brazilian production lines slated to come on line in the fourth quarter will likely shift into 2021 and, when appropriate, existing plants in Brazil will support surrounding countries given stronger demand in those regions.

Aerospace

Aerospace comparable segment operating earnings for first quarter 2020 were $40 million on sales of $432 million compared to $30 million on sales of $328 million during the same period in 2019. Contracted backlog remains strong at $2.3 billion and contracts already won, but not yet booked into current contracted backlog, increased to $4.8 billion.

Program execution remains at a high level across the business, and the company continues to win and provide mission-critical programs and technologies to U.S. government, defense, intelligence, reconnaissance and surveillance customers. Multiple projects to expand manufacturing capacity, test capabilities and engineering and support space are on track. In 2020 and beyond, the larger labor base will execute on a broad base of defense, civil, climate monitoring and weather prediction contracts leading segment comparable operating earnings to grow on a full-year basis for the foreseeable future.

Non-reportable

Year-over-year results in non-reportable reflect the benefit of lower undistributed corporate expenses and were partially offset by the impact of the 2019 sale of the Chinese beverage can assets and Argentine steel aerosol business. The current and historical results from the existing facilities in Cairo, Egypt, and Manisa, Turkey, have been consolidated into the beverage packaging, EMEA segment beginning in the first quarter of 2020.

The results for the company’s global aluminum aerosol business and beverage can manufacturing facilities located in India, Saudi Arabia and Myanmar continue to be reported as non-reportable segments. During the quarter, the company’s global aluminum aerosol volumes increased 2 percent due to strong demand in North America and India. The company also announced its intent to acquire an aluminum aerosol manufacturing facility in Brazil. The transaction is expected to close in the third quarter.

Outlook

“The company continues to operate with a high-functioning global supply chain, well-capitalized operations and ample committed liquidity composed of $800 million in cash on hand, $550 million in committed credit facilities as well as an additional $500 million in uncommitted lines of credit.  During the initial stages of the pandemic, we have taken appropriate actions to focus on cash and liquidity, while continuing to pay dividends and execute on our growth investments. Looking forward, we expect to generate free cash flow in the range of $500 million in 2020, and will have the opportunity to accelerate the return of value to shareholders later in 2020 and beyond,” said Scott C. Morrison, senior vice president and chief financial officer.

“We are proud of our company’s ability to effectively run our global business remotely and safely while being nimble and responsive to our stakeholders’ needs during this unprecedented time. Executing our disciplined capital allocation strategy and being recession resistant is important as we bridge this near-term uncertainty with a long-term outlook that remains bright. While there are near-term challenges, our business is resilient and our strategy remains intact. We currently expect to grow our earnings per diluted share this year and beyond, and we look forward to continuing to grow our EVA dollars on a larger capital base, and returning capital to our shareholders,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,300 people worldwide and reported 2019 net sales of $11.5 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its first quarter 2020 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-675-6207. International callers should dial 303-223-4389. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/fvc4pa4o

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on May 7, 2020, until 11 a.m. Mountain time on May  14, 2020. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21959125. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely," "positions" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations; availability/cost of raw materials and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation; power and supply chain interruptions, including due to virus and disease outbreaks; potential delays and tariffs related to the U.K’s departure from the EU; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country affecting goods produced by us or in our supply chain, including imported raw materials, such as those related to COVID-19 and those pursuant to Section 232 of the U.S. Trade Expansion Act of 1962 or Section 301 of Trade Act of 1974; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats and the success of information technology initiatives; litigation; strikes; disease; pandemic; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including policies, orders and actions related to COVID-19, the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on our operating results and business generally.

# # #

Condensed Financial Statements (First Quarter 2020)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2020	2019

Net sales	$2,785	$2,785

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,215)	(2,253)
Depreciation and amortization	(169)	(170)
Selling, general and administrative	(131)	(127)
Business consolidation and other activities	(115)	(14)
	(2,630)	(2,564)

Earnings before interest and taxes	155	221

Interest expense	(71)	(77)
Debt refinancing and other costs	(40)	(4)
Total interest expense	(111)	(81)
Earnings before taxes	44	140
Tax (provision) benefit	4	(10)
Equity in results of affiliates, net of tax	(25)	(13)

Net earnings	23	117

Net earnings attributable to noncontrolling interests, net of tax	-	-

Net earnings attributable to Ball Corporation	$23	$117

Earnings per share:
Basic	$0.07	$0.35
Diluted	$0.07	$0.34

Weighted average shares outstanding (000s):
Basic	325,346	334,239
Diluted	332,326	342,676

Condensed Financial Statements (First Quarter 2020)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
($ in millions)	2020	2019

Cash Flows from Operating Activities:
Net earnings	$23	$117
Depreciation and amortization	169	170
Business consolidation and other activities	115	14
Deferred tax provision (benefit)	(36)	10
Other, net	58	47
Changes in working capital	(1,037)	(487)
Cash provided by (used in) operating activities	(708)	(129)
Cash Flows from Investing Activities:
Capital expenditures	(213)	(154)
Business dispositions	(17)	-
Other, net	(4)	(9)
Cash provided by (used in) investing activities	(234)	(163)
Cash Flows from Financing Activities:
Changes in borrowings, net	198	419
Net issuances (purchases) of common stock	(88)	(150)
Dividends	(51)	(34)
Other, net	(34)	(10)
Cash provided by (used in) financing activities	25	225
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(78)	11
Change in cash, cash equivalents and restricted cash	(995)	(56)
Cash, cash equivalents and restricted cash - beginning of period	1,806	728
Cash, cash equivalents and restricted cash - end of period	$811	$672

Condensed Financial Statements (First Quarter 2020)

Unaudited Condensed Consolidated Balance Sheets

	March 31,
($ in millions)	2020	2019

Assets
Current assets
Cash and cash equivalents	$801	$603
Receivables, net	1,862	1,885
Inventories, net	1,354	1,275
Other current assets	224	636
Total current assets	4,241	4,399
Property, plant and equipment, net	4,499	4,360
Goodwill	4,270	4,410
Intangible assets, net	1,914	2,137
Other assets	1,621	1,617

Total assets	$16,545	$16,923

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$522	$399
Payables and other accrued liabilities	3,481	3,636
Total current liabilities	4,003	4,035
Long-term debt	7,476	6,719
Other long-term liabilities	2,366	2,520
Equity	2,700	3,649

Total liabilities and equity	$16,545	$16,923

Notes to the Condensed Financial Statements (First Quarter 2020)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below. Effective January 1, 2020, the company implemented changes to its management and internal reporting structure for cost reduction and operational efficiency purposes. As a result of these changes, the company’s plants in Cairo, Egypt, and Manisa, Turkey, are now included in the beverage packaging, Europe, Middle East and Africa (beverage packaging, EMEA), segment. The company’s operations in India and Saudi Arabia are now combined with the former non-reportable beverage packaging, Asia Pacific, operating segment as a new non-reportable beverage packaging, other, operating segment. The company’s segment results and disclosures for the three months ended March 31, 2019, and the financial position at December 31, 2019, have been retrospectively adjusted to conform to the current year presentation.

Beverage packaging, North and Central America:  Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, EMEA:  Consists of operations in numerous countries throughout Europe, including Russia, as well as Egypt and Turkey that manufacture and sell metal beverage containers throughout those regions.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell metal beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other), discussed above, that manufactures and sells aluminum beverage containers; a non-reportable segment that manufactures and sells extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (First Quarter 2020)

1. Business Segment Information (continued)

	Three Months Ended
	March 31,
($ in millions)	2020	2019

Net sales
Beverage packaging, North and Central America	$1,181	$1,131
Beverage packaging, EMEA	669	684
Beverage packaging, South America	405	441
Aerospace	432	328
Reportable segment sales	2,687	2,584
Other	98	201
Net sales	$2,785	$2,785

Comparable operating earnings
Beverage packaging, North and Central America	$146	$118
Beverage packaging, EMEA	68	74
Beverage packaging, South America	63	68
Aerospace	40	30
Reportable segment comparable operating earnings	317	290

Other (a)	(10)	(15)
Comparable operating earnings	307	275
Reconciling items
Business consolidation and other activities	(115)	(14)
Amortization of acquired Rexam intangibles	(37)	(40)
Earnings before interest and taxes	$155	$221

(a)	Includes undistributed corporate expenses, net, of $14 million and $23 million for the three months ended March 31, 2020 and 2019, respectively.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Notes to the Condensed Financial Statements (First Quarter 2020)

2. Non-U.S. GAAP Measures (continued)

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2020	2019

Net earnings attributable to Ball Corporation	$23	$117
Add: Business consolidation and other activities	115	14
Add: Amortization of acquired Rexam intangibles	37	40
Add: Share of equity method affiliate non-comparable costs	30	12
Add: Debt refinancing and other costs	40	4
Less: Noncontrolling interest share of non-comparable costs	1	-
Less: Non-comparable tax items	(44)	(20)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$202	$167
Comparable diluted earnings per share	$0.61	$0.49

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended
	March 31,
($ in millions)	2020	2019

Net earnings attributable to Ball Corporation	$23	$117
Add: Net earnings attributable to noncontrolling interests	-	-
Net earnings	23	117
Less: Equity in results of affiliates, net of tax	25	13
Add: Tax provision (benefit)	(4)	10
Earnings before taxes	44	140
Add: Total interest expense	111	81
Earnings before interest and taxes	155	221
Add: Business consolidation and other activities	115	14
Add: Amortization of acquired Rexam intangibles	37	40
Comparable Operating Earnings	$307	$275

Notes to the Condensed Financial Statements (First Quarter 2020)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

Twelve Months Ended
($ in millions, except ratios)	March 31, 2020

Net earnings attributable to Ball Corporation	$472
Add: Net earnings attributable to noncontrolling interests	(30)
Net earnings	442
Less: Equity in results of affiliates, net of tax	13
Add: Tax provision (benefit)	57
Earnings before taxes	512
Add: Total interest expense	354
Earnings before interest and taxes	866
Add: Business consolidation and other activities	345
Add: Amortization of acquired Rexam intangibles	152
Comparable Operating Earnings	1,363
Add: Depreciation and amortization	677
Less: Amortization of acquired Rexam intangibles	(152)
Comparable EBITDA	$1,888

Interest expense	$(311)

Total debt at period end	$7,998
Less: Cash and cash equivalents	(801)
Net Debt	$7,197

Comparable EBITDA/Interest Expense (Interest Coverage)	6.1x
Net Debt/Comparable EBITDA	3.8x

Notes to the Condensed Financial Statements (First Quarter 2020)

2. Non-U.S. GAAP Measures (continued)

	Twelve	Less: Three	Add: Three	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	March 31,	March 31,	March 31,
($ in millions, except ratios)	2019	2019	2020	2020

Net earnings attributable to Ball Corporation	$566	$117	$23	$472
Add: Net earnings attributable to noncontrolling interests	(30)	-	-	(30)
Net earnings	536	117	23	442
Less: Equity in results of affiliates, net of tax	1	13	25	13
Add: Tax provision (benefit)	71	10	(4)	57
Earnings before taxes	608	140	44	512
Add: Total interest expense	324	81	111	354
Earnings before interest and taxes (EBIT)	932	221	155	866
Add: Business consolidation and other activities (a)	244	14	115	345
Add: Amortization of acquired Rexam intangibles (a)	155	40	37	152
Comparable Operating Earnings	1,331	275	307	1,363
Add: Depreciation and amortization	678	170	169	677
Less: Amortization of acquired Rexam intangibles (a)	(155)	(40)	(37)	(152)
Comparable EBITDA	$1,854	$405	$439	$1,888

Total interest expense	$(324)	$(81)	$(111)	$(354)
Less: Debt refinancing and other costs	7	4	40	43
Interest expense	$(317)	$(77)	$(71)	$(311)

Total debt at period end				$7,998
Less: Cash and cash equivalents				(801)
Net Debt				$7,197

Comparable EBITDA/Interest Expense (Interest Coverage)				6.1	x
Net Debt/Comparable EBITDA				3.8	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (First Quarter 2020)

3. Non-Comparable Items

	Three Months Ended March 31,
($ in millions)	2020	2019

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$(1)	$(1)
Individually insignificant items	(2)	-
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(8)
Total beverage packaging, North and Central America	(10)	(9)

Beverage packaging, EMEA
Business consolidation and other activities
Facility closure and restructuring costs (2)	(2)	2
Individually insignificant items	(1)	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(16)	(18)
Total beverage packaging, EMEA	(19)	(17)

Beverage packaging, South America
Business consolidation and other activities
Individually insignificant items	(1)	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)
Total beverage packaging, South America	(15)	(15)

Other
Business consolidation and other activities
Rexam acquisition related compensation arrangements	(6)	(4)
Goodwill impairment charges in beverage packaging, other segment (3)	(62)	-
Reversal of certain provisions in beverage packaging, other segment (4)	11	-
Adjustment to selling price of steel food and steel aerosol business (5)	(15)	-
Loss on sale of China business and related costs (6)	(23)	(13)
Individually insignificant items	(13)	4
Other non-comparable items
Share of equity method affiliate non-comparable costs (7)	(30)	(12)
Noncontrolling interest's share of non-comparable costs, net of tax	(1)	-
Debt extinguishment and refinance costs (8)	(40)	(4)
Total other	(179)	(29)

Notes to the Condensed Financial Statements (First Quarter 2020)

	Three Months Ended March 31,
	2020	2019

Total business consolidation and other activities	(115)	(14)
Total other non-comparable items	(108)	(56)
Total non-comparable items	(223)	(70)

Tax effect on business consolidation and other activities	17	5
Tax effect on other non-comparable items	27	15
Total non-comparable tax items	44	20
Total non-comparable items, net of tax	$(179)	$(50)

(1)

In August 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham plant ceased production during the second quarter of 2018, and the Longview and Chatsworth plants ceased production during the third quarter of 2018. In December 2018, the company completed the sale of its closed manufacturing facility in Chatsworth, California. Charges in 2020 and 2019 were the result of updated estimates for the costs of employee severance and benefits and facility shutdown costs.

(2)	The company recorded charges in 2020 and credits in 2019 for asset impairments, accelerated depreciation and inventory impairments related to plant closures and restructuring activities.
(3)	The company recorded a non-cash impairment charge for the goodwill of the new beverage packaging, other, reporting unit as the carrying amount of the reporting unit exceeded its fair value.
(4)	The company reversed provisions recorded in the fourth quarter of 2019 against working capital in the new beverage packaging, other, segment as balances due have now been collected.
(5)	The company recorded a charge in connection with an adjustment to the selling price of the company’s steel food and aerosol business.
(6)	The company, noting a current period deterioration in the real estate market in China, reduced the contingent consideration due as part of the sale of the company’s China beverage packaging business.
(7)

In the first quarter of 2020, the shareholders of Ball Metalpack provided additional equity contributions and loans to Ball Metalpack, of which Ball's share was $30 million, which resulted in Ball recognizing previously unrecorded equity method losses associated with prior periods.

(8)

In January 2020, Ball redeemed the outstanding euro-denominated 3.50% senior notes due in 2020 in the amount of €400 million and the outstanding 4.375% senior notes due in 2020 in the amount of $1 billion and recorded debt extinguishment costs related to these redemptions.

Notes to the Condensed Financial Statements (First Quarter 2020)